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Exhibit 1.1

ARTICLES AND BY-LAWS

SANPAOLO IMI S.p.A.

A Company registered in the Register of Banks
Reporting Bank for Bank of Italy purposes of the SANPAOLO IMI Banking Group registered in the Register of Banking Groups
Registered Office at Piazza San Carlo 156, Turin, Italy
Share capital of Euro 5,399,548,807.68 wholly paid up
Tax code, V.A.T. number and Turin Company Register 06210280019
Italian Banking Association code number 1025-6
Member of the Interbank Deposit Guarantee Fund

Registered in the Turin Company Register on 11 May 2006

CONTENTS

SECTION I	CONSTITUTION—REGISTERED OFFICE—LIFE AND PURPOSE OF THE COMPANY	pag. 2
SECTION II	EQUITY CAPITAL AND SHARES	pag. 2
SECTION III	SHAREHOLDERS' MEETING	pag. 3
SECTION IV	DIRECTORS	pag. 5
SECTION V	THE GENERAL MANAGER	pag. 8
SECTION VI	BOARD OF STATUTORY AUDITORS AND ACCOUNTING CONTROL	pag. 8
SECTION VII	LEGAL REPRESENTATION AND CORPORATE SEAL	pag. 10
SECTION VIII	FINANCIAL RESULTS AND PROFITS	pag. 11
SECTION IX	STATUTORY OFFICES	pag. 11
SECTION X	RECESS	pag. 12
SECTION XI	WINDING UP	pag. 12

SECTION I
CONSTITUTION—REGISTERED OFFICE—LIFE AND PURPOSE OF THE COMPANY

ARTICLE 1

1.1
The Company is called "SANPAOLO IMI S.p.A." and is established as a company limited by shares.

1.2
The Company is a Bank according to the terms of Legislative Decree 385 of September 1, 1993.

ARTICLE 2

2.1
The Company has its registered office in Turin and secondary offices in Rome and Bologna.

2.2
Within the observance of the regulations in force, branches and representative offices in Italy and abroad may be opened or closed.

ARTICLE 3

3.1
The life of the Company is fixed until December 31, 2050.

3.2
The extension of the life of the Company must be approved by the Extraordinary Meeting of Shareholders with a legal majority.

ARTICLE 4

4.1
The Company has as its purpose the collection of deposits from the public and the business of lending in its various forms, in Italy and abroad.

4.2
The Company may undertake, within the limits of the regulations in force, all banking and financial transactions and services as well as any other transaction in the way of business and in whatever way related to the achievement of its corporate objective.

4.3
The Company—in its capacity as Reporting Bank for Bank of Italy purposes of the SANPAOLO IMI Banking Group according to the terms of Article 61 of Legislative Decree 385 of September 1, 1993—issues, in the exercise of its function of management and coordination, instructions to the members of the Group for the execution of the instructions issued by the Regulatory Authorities in the interests of stability of the Group itself as a whole.

ARTICLE 5

5.1
The Company can issue bonds and other securities according to the regulations in force.

SECTION II
EQUITY CAPITAL AND SHARES

ARTICLE 6

6.1
The share capital is Euro 5,399,548,807.68 fully paid, divided into 1,590,659,318 registered ordinary shares and 284,184,018 registered preference shares with a nominal unit value of Euro 2.88. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

6.2
The shares are issued in dematerialised form.

6.3
The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorised depositary. The sale of preference shares is to be communicated without delay to the Company by the selling shareholder and triggers the automatic one for one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one for one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

6.4
In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

6.5
Pursuant to the mandate conferred by the Shareholders' Meeting on 30 April 2002, the Board of Directors has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of Euro 51,440,648.00 (fifty one million, four hundred and forty thousand and six hundred and forty eight Euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of Legislative Decree 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

6.6
Following the deliberations of the Board of Directors on 17 December 2002 and 14 November 2005, on the basis of the mandate as per paragraph above, and given by the Shareholders' Meeting on April 28, 2006, the capital share may be increased up to a maximum nominal amount of Euro 28,694,880.00.

ARTICLE 7

7.1
In the case of an increase in the share capital, approved by the Shareholders' Meeting, the methods and the conditions related to the issue of new capital, the dates and the methods of payment, will be determined by the Board of Directors.

7.2
In the case of late payment, annual interest, set by the Board of Directors but in any case not exceeding 3% more than the official reference rate, will be applied. The legal consequences for any shareholder who does not execute the payments due and the responsibility of the assignors or endorsers of shares not released remain the same.

7.3
Delivery may be made against goods different from cash.

7.4
The Company can acquire its own shares within the limits and according to the procedures established by the laws in force.

SECTION III
SHAREHOLDERS' MEETING

ARTICLE 8

8.1
The Shareholders' Meeting is ordinary or extraordinary according to the terms of the law and can be called in Italy not necessarily at the registered office.

8.2
The ordinary Shareholders' Meeting is called at least once a year within 120 days of the end of the financial year. In cases allowed by Law, the Shareholders' Meeting can be called within 180 days.

8.3
The extraordinary Shareholders' Meeting is called to approve matters reserved to it by law.

8.4
Allowing for the faculty of summons established by specific legal requirements, the Shareholders' Meeting must be called by the Chairman of the Board of Directors or by his Deputy, within the terms and according to the procedures laid down by the current regulatory provisions.

ARTICLE 9

9.1
Shareholders with the right to vote may attend the Shareholders' Meeting when notice given by the authorised intermediary attesting to their legitimate status is given to the Company within the timetable envisaged for the commencement of the Shareholders' Meeting.

9.2
Shareholders may be represented in the Meeting in observance of legal dispositions.

ARTICLE 10

10.1
Every ordinary share confers the right to one vote. Preference shares do not have voting rights in ordinary shareholders' meetings.

ARTICLE 11

11.1
The validity of the Shareholders' Meeting, both ordinary and extraordinary, and both at the first call and at the second call or, for the extraordinary, third call, as established by law, as also for the validity of related motions, is determined by the law.

11.2
For the nomination of the corporate officers a relative majority is sufficient. In the case of a tie, the older candidate will be elected. For the nominations to the Board of Statutory Auditors, the procedure follows that established by Article 20.

ARTICLE 12

12.1
The Shareholders' Meeting, whose workings are governed by law and the relevant Regulation approved in the ordinary session, is chaired by the Chairman of the Board of Directors or by his Deputy.

12.2
The Shareholders' Meeting nominates, on the motion of the Chairman, when held appropriate, two or more scrutineers and a Secretary not necessarily shareholders.

12.3
The assistance of the Secretary is not necessary when the minutes of the Shareholders' Meeting are taken by a Notary Public. The Notary is designated by the Chairman of the Shareholders' Meeting.

12.4
It is the responsibility of the Chairman to verify regular constitution, ascertain the identity and legitimacy of those present, to check proceedings and certify the voting results. To this end, the Chairman may use appropriately appointed persons.

12.5
If debate concerning the agenda of the day is not finished within the day, the Shareholders' Meeting can proceed to a further meeting on the following non-holiday day.

ARTICLE 13

13.1
The discussions of the Shareholders' Meeting must be recorded in the minutes signed by the Chairman, by the scrutineers, if nominated, and by the Secretary or Notary Public.

13.2
Copies and extracts of the minutes, when not taken by a Notary, will be certified with the declaration of conformity, signed by the Chairman and by the Secretary.

SECTION IV
DIRECTORS

ARTICLE 14

14.1
The Company is directed by a Board of Directors composed of a number of members between seven and 20 according to motions approved by the Shareholders' Meeting. The Shareholders' Meeting itself appoints one of them as Chairman.

14.2
The Directors' term of office is three periods and they may be re-elected.

14.3
Termination, substitution, resignation and annulment on the part of the Directors are governed according to the law.

14.4
If, because of resignation or other reasons, there is no longer a majority of the Directors elected by the Shareholders' Meeting, the whole Board of Directors ceases and the Directors still in office must urgently call a Shareholders' Meeting to nominate the new Board of Directors.

ARTICLE 15

15.1
The Board of Directors may appoint, from among its members, one or more Deputy Chairmen.

15.2
The Board of Directors nominates one or more Managing Directors, determining his or their roles, as well as the Executive Committee, laying down the number of its members, its authority, its duration, rules and powers. In the Executive Committee the Chairman and the Deputy Chairman or Deputy Chairmen sit ex officio as well as the Managing Director or Managing Directors.

15.3
The Board of Directors may also elect from among its members special Technical Committees, with a consultative and deliberative and supervisory role.

15.4
The Board of Directors may nominate a General Manager fixing the period of office, duties, powers and compensation. If necessary, it may also revoke the same.

15.5
The General Manager takes part in meetings of the Board of Directors and Executive Committee in a consultative role and, as provided for in the Articles and By-Laws, as a proponent.

15.6
The Board of Directors can nominate, on proposal of the General Manager, one or more Deputy General Managers as well as Central Managers, fixing their duties and powers.

15.7
For determined categories of acts or business, powers may also be delegated, in law, to Senior Management, individual employees and other personnel, with set limits and method of exercise of their mandate, proving that those so mandated may act individually or together in committee.

15.8
For special and/or subsidized loans set by specific regulations, delegated mandate and lending powers may be set to Group lending bodies, within the limits and with the criteria agreed among the parties.

15.9
The Board will determine the means by which decisions taken by mandated persons will be brought to the attention of the Board itself.

15.10
The Delegated Bodies and the General Manager will ensure that the organizational, administrative and accounting structure is adequate and refer to the Board of Directors and the Board of Statutory Auditors, on a quarterly basis, on general management performance and expected development, as well as on the most significant transactions made by the company and its subsidiaries.

15.11
Members of the Board of Directors and of the Executive Committee will receive annual compensation set by the Shareholders' Meeting, in part fixed and part variable.

15.12
The Shareholders' Meeting may determine, in addition to the compensation above, a fixed amount for each Director according to attendance at meetings; Directors also have the right to reimbursement of expenses occasioned by their office and daily payments as set by the Shareholders' Meeting.

15.13
The remuneration of the directors with particular offices in accordance with the Articles and By-Laws is set by the Board of Directors, following the Board of Statutory Auditors.

ARTICLE 16

16.1
The Board of Directors has all powers for the management of the Company.

16.2
The Board of Directors has exclusive authority:

•
definition of the objectives, strategies and development lines of the business areas of the Group;

•
general management directions, approval and modification of the general norms governing work, the acquisition and sale of shareholdings which may modify the composition of the Banking Group, nomination to offices as per Article 15;

•
approval of internal regulations as well as evaluation of the organisational, administrative and accounting profile of the Company with particular reference to risk control and internal controls;

•
setting criteria for the coordination and direction of the Group Companies and execution of instructions from the Bank of Italy.

16.3
The Board of Directors, in addition to the exclusive competence as per paragraph 2 above, is also empowered to take the following motions:

•
merger and sale in line with current regulations;

•
opening and closing of secondary offices;

•
reduction in capital in the case of withdrawal of a shareholder;

•
updating of the Articles and By-Laws in line with regulations.

ARTICLE 17

17.1
The Board of Directors is convened whenever the Chairman considers it necessary or opportune and generally every two months. At least every three months the directors, on occasion of their Board Meetings or with appropriate report refer to the Board of Statutory Auditors on business carried out and transactions of greatest importance in economic, financial and equity capital terms undertaken by the Company and/or by subsidiary companies. In particular, the Directors refer on transaction in which they have a proprietary or third party interest, while the special legal dispositions remain in force.

17.2
Leaving those powers reserved by law to the Statutory Auditors, a meeting must also take place when at least three Directors or a Managing Director make a written request to the Chairman with an indication of their reasons.

17.3
Meetings of the Board of Directors are usually held at the registered office of the Company. The Board of Directors may also meet in any other place in Italy or abroad.

17.4
Notice of the meeting, with a summary agenda of the matters to be discussed, must be sent to the Directors and to the Statutory Auditors in office at least five days before that fixed for the meeting by registered post or telegram or telex or telefax or through any other means of electronic communication which can provide guaranteed receipt of the same. In cases of particular urgency, the meeting may be held with simple advance notice of 24 hours by any suitable means.

17.5
Meetings of the Board of Directors can be validly held by telecommunication, provided that the precise identification of the persons qualified to participate can be validly ensured, as well as the possibility for all participants to take part, in real time, in the discussion about all the business on the agenda and to view, receive and transmit documents. However, at least the Chairman and the Secretary must be present in the location where the Board meeting has been called, wherever the same shall be considered held.

17.6
To approve the decisions of the Board a majority of the Directors in office must be present at the meeting. Decisions are taken according to absolute majority of the votes of the members present excluding abstentions. Decisions concerning the nomination of the Deputy Chairman or Deputy Chairmen, of the Executive Committee, of the Managing Directors or General Manager are properly taken with a majority vote of the Directors in office. In case of a tie, the Chairman's vote prevails.

17.7
The minutes of the meeting of the Board of Directors are edited and transcribed in the register of minutes by a Secretary designated by the Board.

17.8
Copies and abstracts of the minutes are certified with the declaration of conformity, signed by the Chairman and by the Secretary.

17.9
In meetings that the Board wishes to keep confidential, the duties of the Secretary will be carried out by the youngest Director present.

17.10
The agenda for the Board of Directors and for the Executive Committee are prepared by the Managing Director or Managing Directors according to the powers delegated to them, as well as the General Manager in matters reserved to him.

ARTICLE 18

18.1
The Chairman:

a)
chairs the meetings of the Board of Directors and the Executive Committee, coordinating their work;

b)
prepares the agenda of the meetings of the Board of Directors and the Executive Committee, taking account also of the proposed agenda prepared by Managing Directors and General Manager and arranges for adequate information on the material under discussion to be provided to all Directors;

c)
authorises any legal, administrative and executive action in every competent court and in whatever level of jurisdiction with the ability to abandon it, to withdraw from proceedings and to accept similar withdrawals or relinquishments from other parties involved, with all subsequent powers and with the obligation to refer to the Executive Committee on the decisions taken;

d)
takes, in agreement with the Managing Director, or with the respective Managing Director in the case of more than one Managing Director or in their absence, theGeneral Manager, whatever provisions may be urgent in the interests of the Company, referring them to the Board of Directors or the Executive Committee at their next meeting;

e)
exercises the role of coordination of the business of the Company.

18.2
In the case of absence or other impediment of the Chairman, his powers in all respects will be taken on by the Vice Chairman, or, in case of nomination of more than one, him designated according to the order of succession set by the Board of Directors.

18.3
When all the Deputy Chairmen are absent or disabled, the powers of the Chairman pass to the Managing Director or Managing Directors, or, if they are absent or otherwise unabled, to the other Directors, according to the order of succession fixed by the Board of Directors.

SECTION V
THE GENERAL MANAGER

ARTICLE 19

19.1
The General Manager is the head of the operational and executive structure of the Company. On the basis of and in the context of the powers delegated to him by the Board of Directors the General Manager:

a)
has the power to make proposals concerning credit and personnel management; he also presents proposals to the administrative Bodies in matters delegated to him;

b)
undertakes transactions and all ordinary administrative acts;

c)
provides for the execution of all deliberations of the Board of Directors, Executive Committee or the Managing Director(s) and operational coordination of the activities of subsidiaries within the Group, respecting the general criteria and directions set by the Board of Directors;

d)
coordinates, superintends and provides for employment relations with the employees;

e)
delegates, for the implementation of his known functions and for the exercise of own powers or those delegated to him, powers to employees.

19.2
In case of absence or impediment, the General Manager is substituted for by the Deputy General Manager, or in the case where more than one Deputy General Manager has been nominated, that one of them competent in the matter delegated. If a Deputy General Manager has not been nominated, the General Manager is substituted by the Central Managers according to their attributions.

19.3
When for any reason the post of General Manager is vacant the functions are exercised by the Managing Director. In the case of more than one Managing Director, they exercise such function on the basis set by the Board of Directors.

SECTION VI
BOARD OF STATUTORY AUDITORS AND ACCOUNTING CONTROL

ARTICLE 20

20.1
The Shareholders' Meeting elects the Board of Statutory Auditors, composed of five Statutory Auditors in office and two Alternate Statutory Auditors.

20.2
The Statutory Auditors are in office for three periods and they may be re-elected. Their term is regulated by law.

20.3
At least two of the Statutory Auditors in office and at least one of the Alternate Statutory Auditors are chosen from among those registered in the register of accounting auditors who have carried out legal accounting audit work for a period of no less than three years.

20.4
Those Statutory Auditors who do not possess the requirement set out in the preceding paragraph are chosen from among those who have obtained a total experience of at least three years in:

1)
administration or control or management duties in companies with equity capital of no less that two million Euro, or

2)
professional activities or regular university teaching in law, economics, finance, banking, insurance or other subjects related to banking activities, or

3)
management duties in public bodies or public administration operating in the banking, finance and insurance sectors.

20.5
The whole Board of Statutory Auditors is nominated on the basis of lists presented by the shareholders in which the candidates must be listed in numerical order.

20.6
To apply paragraphs 3 and 12 of the present article, when the list is composed of four or more candidates, the fourth candidate and at least one of the first three must have the requirements as in paragraph 3; when the list is composed of fewer than four candidates at least the first of them must have the same requirements.

20.7
The lists must be deposited at the registered office and published in at least two Italian daily newspapers with national distribution, of which one devoted to economic news, at least 10 days before the day fixed for the Shareholders' Meeting at first call.

20.8
Every Shareholder can present or contribute to the presentation of only one list and each candidate can present himself in only one list or otherwise be declared ineligible.

20.9
Only those Shareholders who themselves or together with other shareholders represent at least 1% of the shares with voting rights in the ordinary Shareholders' Meeting have the right to present lists. In order to prove their ownership of the number of shares necessary for the presentation of the lists, the shareholders must at the same time present, at the registered office, the certificates confirming their participation in the central securities management system.

20.10
Together with each list, and before the time of depositing the list at the registered office, the CurriculumVitae of each candidate must be deposited, undersigned by the same, and the declarations by which the individual candidates accept their candidature and affirm, at their own responsibility, that there are no reasons for ineligibility or conflict of interest as well as the existence of the necessary qualification required by the regulations in force to carry out the duties of Statutory Auditor.

20.11
Everyone having the right to vote may vote for only one list.

20.12
At the election of the Board of Statutory Auditors, the procedures are as follows:

a)
from the list which obtains the majority of the votes by the shareholders, in the numerical order in which they are listed in the list, three Statutory Auditors in office and one Alternate Statutory Auditor;

b)
the remaining two Statutory Auditors and one Alternate Statutory Auditor are taken from the other lists; in order to do this, the votes obtained by the lists themselves are divided successively by one, two and three. The quotients thus obtained are assigned in order to the candidates of each of the said lists according to the order set respectively in each. The quotients thus attributed to the candidates on the various lists are then placed in a single descending order: the Statutory Auditors in office are those who have obtained the highest two quotients and the supplementary Statutory Auditor is the one who has obtained the highest third quotient.

    In the case in which more than one candidate obtains the same quotient, the candidate from the list which has still not elected a Statutory Auditor will be elected; in the case none of the lists elected a Statutory Auditor, the Shareholders' Meeting votes again and the candidate who obtains the simple majority of the votes will be elected.

20.13
For the nomination of Statutory Auditors not elected for whatsoever reason according to the aforesaid procedures, the Shareholders' Meeting will approve according to relative majority.

20.14
The chairmanship of the Board of Statutory Auditors is taken by person indicated in the first place in the list which has obtained the majority of the votes. In case of his substitution the chairmanship falls, until the end of term of the Board of Statutory Auditors, on the next following person indicated in the same list.

20.15
In case of the substitution of a Statutory Auditor taken from the list which has obtained the majority of the votes cast by shareholders, the alternate will come from the same list; in the case of the substitution of a Statutory Auditor taken from the other lists, the alternate will be nominated according to the method set out in point (b) in this article. Whenever it may be necessary to keep up minimum number of Statutory Auditors in office with the requirements as per paragraph 3 of the present article, the alternate with the same requirements will in case enter.

20.16
The nomination of Statutory Auditors to make up the Board of Statutory Auditors according to Article 2401 of the Civil Code is made by a relative majority of the Shareholders' Meeting.

20.17
The Shareholders' Meeting fixes the remuneration of the Statutory Auditors. The Shareholders' Meeting may also decide, in addition to the remuneration, the payment to each Statutory Auditor of a fixed sum for every attendance at the meetings; the Statutory Auditors have the further right to reimbursement of expenses incurred in the course of their duties and to the payment of daily allowances as decided by the Shareholders' Meeting.

20.18
The members of the Board of Statutory Auditors cannot be in office in more than five offices as Statutory Auditor in office in other quoted companies with the exception of companies controlled by SANPAOLO IMI S.p.A.

20.19
The meetings of the Board of Statutory Auditors may be validly held also by means of telecommunication, as long as there is a guarantee of the exact identification of the persons entitled to be present, the possibility for all participants to participate, in real time, in all the discussions and see, receive and transmit documents. The meetings are considered held in the place where the Board is called, where at least one Statutory Auditor must be present.

ARTICLE 21

21.1
Accounting control is exercised by accounting firm having the competence set by law. Nomination, responsibilities, powers and responsibilities are set by legal provisions in the subject.

SECTION VII
LEGAL REPRESENTATION AND CORPORATE SEAL

ARTICLE 22

22.1
The legal representation of the Company, concerning third parties and in proceedings, and the corporate seal lie with the Chairman and, in the case of his absence or inability, with the Deputy Chairman or Deputy Chairmen, according to the order of succession fixed by the Board of Directors and, in their absence, with the Managing Director or Managing Directors separately.

22.2
In respect of the above, the legal representation of the Company, concerning third parties and in proceedings and the corporate seal also lie with the Managing Director or Managing Directors in matters delegated to them by the Board of Directors.

22.3
In respect of the above, the Board of Directors may, pursuant to Law, for specific types of actions and business, delegate representative powers, with the ability to sign on behalf of the Company, to the Managing Director or Managing Directors, to individual Directors, to the General Manager or General Managers, to the Deputy General Manager or Deputy General Managers, to the staff of the Central Management, to Top Management and to other employees of the Company, determining the limits and the methods of use of such seal.

22.4
In cases in which the current Articles of Association allow substitutions for absence or impediment, the action of the substitute has legal force in dealings with third parties.

SECTION VIII
FINANCIAL RESULTS AND PROFITS

ARTICLE 23

23.1
The financial year closes at December 31 each year.

23.2
Of the net profits deriving from the financial results, an amount equal to 10% shall be transferred to the legal reserve until it amounts to one fifth of the equity capital.

23.3
A further share, equal up to 5% of the their nominal value, shall be reserved for preference shares.

23.4
The Shareholders' Meeting, on the proposal of the Board of Directors, will decide on the allocation of the remaining profit after provisions to the legal reserve and the allocation to preference shares.

23.5
The dividends will be allocated, equal up to the amount paid to preference shares, to ordinary shares and, then and equally, to all shares.

23.6
When dividends of less than 5% are allocated to preference shares in any one year, the dividends will be cumulated in the following two years.

23.7
Dividends not claimed within five years following the day on which they are available, will be retained by the Company and placed to reserves.

23.8
The Board of Directors may approve the distribution of partial payments in advance of the dividends in the manner and within the limits set by the regulations in force at the time.

SECTION IX
STATUTORY OFFICES

ARTICLE 24

24.1
Current legislative, regulatory and supervisory rules concerning requirements of professional, honourable and independent standards apply to the Offices established in the current Articles.

SECTION X
RECESS

ARTICLE 25

25.1
The right of recess is allowed only in those cases exclusively envisaged by law. Right of recess for shareholders without recourse to approval of motions concerning:

a)
the length of life of the Company;

b)
the introduction or removal of restrictions on the circulation of shares, is not allowed.

25.2
The terms and methods of the exercise of the right of recess, the criteria to determine the value of the shares and the related liquidation procedure are regulated by law.

SECTION XI
WINDING UP

ARTICLE 26

26.1
Given any different law provisions, if there is a reason for winding up, the Shareholders' Meeting will establish the manner of liquidation, nominating one or more liquidators.

26.2
Preference shares, in the case of winding up or liquidation, will have the right to reimbursement of capital up to their nominal value.

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